CERTIFIED RESOLUTIONS

The undersigned hereby certifies that she is the duly elected Secretary of Stadion Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which a quorum was present, on July 15, 2013:

RESOLVED, that it is the finding of the Trustees at this meeting that the fidelity bond written by Hartford Fire Insurance Company (the “Bond”), covering among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 (the “Rule”) promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Trust’s assets and the nature of the securities in the Trust’s portfolio; and

FURTHER RESOLVED, that the Bond be, and it hereby is, ratified and approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees; and

FURTHER RESOLVED, that the premium to be paid by the Trust under the Bond be, and it hereby is, ratified and approved by the Board of Trustees (all Trustees voting) and separately by the Independent Trustees, and further that such premium shall be allocated between the Managed Fund, Core Advantage Fund, Trilogy Fund, Olympus Fund, Tactical Income Fund and Market Opportunity Fund, based on each Fund’s respective minimum coverage requirement under the Rule as of the renewal date of the Bond; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized and directed to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary or an Assistant Treasurer of the Trust shall file the Bond with the Securities and Exchange Commission and give all notices required under paragraph (g) of the Rule.

Witness my hand this 25th day of July, 2013.

/s/ Jennifer T. Welsh
Jennifer T. Welsh
Secretary